EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Acquires Code Corp. and Announces Webcast Regarding Recent Acquisitions

MILWAUKEE (June 17, 2021) -- Brady Corporation (NYSE: BRC) (“Brady”) announced today that it has acquired The Code Corporation (“Code” or the “Company”) for approximately $173 million. Brady will fund the transaction with cash on hand as well as with borrowings on its existing revolving line of credit. Code has forecasted sales of approximately $50 million for Brady’s first full fiscal year of ownership, which is for the year ending July 31, 2022. Brady anticipates EBITDA from Code of approximately $10 million for the first full fiscal year ending July 31, 2022, inclusive of integration-related costs.
Code specializes in high-quality barcode scanners and the associated software to power track-and-trace applications. The Company was founded more than 20 years ago and is headquartered in Salt Lake City, Utah. The majority of Code’s sales are into the U.S. healthcare industry. The Company also has a growing product offering of barcode scanners designed for industrial track-and-trace applications. Brady is a leader in high-performance niche application industrial printers and materials, and the acquisition of Code will better position Brady as a full-service provider of industrial track-and-trace applications.
“Code is a highly-regarded brand for its offering of durable high-performance barcode scanners,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “The addition of Code’s high-quality complementary product offering to Brady’s already existing leadership position in niche application industrial printers and materials will accelerate Brady’s expansion in the industrial track-and-trace market. Once integrated, our complete service offering in these faster growing end markets should accelerate Brady’s overall growth profile. We also intend to increase investments in research and development and increase Code’s addressable market through Brady’s global footprint throughout Europe, Asia and the Americas.”
Kent Hansen, CEO of Code stated, “Over the last several years, we expanded our product offering, developed strong software solutions, expanded our patent portfolio, and have secured a strong position in the healthcare industry. We are proud of what we’ve accomplished at Code. The sale of Code to Brady, a market leader in printing and materials, is a very exciting next chapter for The Code Corporation. Brady’s strong presence in both healthcare and industrial settings will most certainly open up many more opportunities than those that would have been available to us as an independent company. We believe that the sale to Brady provides an unparalleled opportunity for future growth, access to new markets and access to new customer sets.”

A webcast regarding this acquisition will be available at www.bradycorp.com/investors beginning at 9:00 am central time tomorrow, June 18, 2021.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, Brady has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2020, employed approximately 5,400 people in its worldwide businesses. Brady’s fiscal 2020 sales were approximately $1.08 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: Brady’s ability to successfully integrate the acquisition of The Code Corporation; adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; raw material and other cost increases; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of Brady’s goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2020 and subsequent Form 10-Q filings.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.